EXHIBIT 2.15
                             CONTRIBUTION AGREEMENT

                         DATED AS OF FEBRUARY 12, 1997

                                  BY AND AMONG

                            APPLE ORTHODONTIX, INC.,

                       ANDREW GIRARDOT, JR., D.D.S., P.C.

                                       AND

                             THE OWNER NAMED HEREIN
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                                TABLE OF CONTENTS

ARTICLE I   DEFINITIONS....................................................  1

      Section 1.01 CERTAIN DEFINED TERMS...................................  1

ARTICLE II  THE ACQUISITION, CONTRIBUTION AND DELIVERY; OBLIGATIONS
            ASSUMED........................................................  5

      Section 2.01 ACQUIRED ASSETS AND EXCLUDED ASSETS.....................  5
      Section 2.02 THE CLOSING.............................................  6
      Section 2.04 ACQUISITION PRICE.......................................  6
      Section 2.05 ALLOCATION REPORTING....................................  6
      Section 2.06 FRACTIONAL SHARES.......................................  6
      Section 2.07 ACCOUNTS RECEIVABLE.....................................  6
      Section 2.08 MAIL RECEIVED AFTER CLOSING.............................  7
      Section 2.09 OBLIGATIONS ASSUMED.....................................  7
      Section 2.10 LIABILITIES AND OBLIGATIONS NOT ASSUMED.................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH OWNER...................  8

      Section 3.01 BY EACH OWNER...........................................  8

ARTICLE IV  FURTHER REPRESENTATIONS AND WARRANTIES OF THE SELLER
                   AND THE OWNERS..........................................  8

      Section 4.01 BY THE SELLER AND EACH OWNER............................  8

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF APPLE ....................... 10

      Section 5.01 BY APPLE................................................ 10

ARTICLE VI  COVENANTS EXTENDING TO THE IPO CLOSING DATE.................... 10

      Section 6.01 OF EACH PARTY........................................... 10

ARTICLE VII  THE CLOSING AND CONDITIONS TO CLOSING AND
                 CONSUMMATION ............................................. 10

      Section 7.01 THE CLOSING AND CERTAIN CONDITIONS...................... 10

ARTICLE VIII COVENANTS FOLLOWING THE IPO CLOSING DATE...................... 11

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      Section 8.01 OF EACH PARTY OTHER THAN THE SELLER..................... 11

ARTICLE IX  INDEMNIFICATION................................................ 12

      Section 9.01 INDEMNIFICATION RIGHTS AND OBLIGATIONS.................. 12

ARTICLE X   LIMITATIONS ON COMPETITION..................................... 12

      Section 10.01 PROHIBITED ACTIVITIES.................................. 12
      Section 10.02 DAMAGES................................................ 13
      Section 10.03 REASONABLE RESTRAINT................................... 13
      Section 10.04 SEVERABILITY; REFORMATION.............................. 13
      Section 10.05 [INTENTIONALLY DELETED]................................ 13
      Section 10.06 MATERIALITY............................................ 13

ARTICLE XI  GENERAL PROVISIONS............................................. 13

      Section 11.01 TREATMENT OF CONFIDENTIAL INFORMATION.................. 13
      Section 11.02 RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK......... 14
      Section 11.03 BROKERS AND AGENTS..................................... 15
      Section 11.04 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES............... 15
      Section 11.05 ENTIRE AGREEMENT; AMENDMENT; WAIVERS................... 15
      Section 11.06 COUNTERPARTS........................................... 16
      Section 11.07 EXPENSES............................................... 16
      Section 11.08 NOTICES................................................ 16
      Section 11.09 GOVERNING LAW.......................................... 17
      Section 11.10 EXERCISE OF RIGHTS AND REMEDIES........................ 17
      Section 11.11 TIME................................................... 18
      Section 11.12 REFORMATION AND SEVERABILITY........................... 18
      Section 11.13 REMEDIES CUMULATIVE.................................... 18
      Section 11.14 RESPECTING THE IPO..................................... 18

ARTICLE XII  TERMINATION................................................... 18

      Section 12.01 TERMINATION OF THIS AGREEMENT.......................... 18
      Section 12.02 LIABILITIES IN EVENT OF TERMINATION.................... 19

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                            CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of February 12, 1997, by and among Apple Orthodontix, Inc., a Delaware corporation ("Apple"), Andrew Girardot, Jr. D.D.S., P.C., a Colorado professional corporation (the "Seller"), and the persons listed on the signature pages hereof under the caption "Owners" (collectively, the "Owners," and each of those persons, individually, an "Owner"). This Agreement consists of the Contribution Agreement set forth below and a separate document of Uniform Provisions, which shall be a part hereof for all purposes.

                             PRELIMINARY STATEMENT

            The parties to this Agreement have determined it is in their best long-term interests to effect a transaction pursuant to which:

            (a) The Seller will sell, transfer, assign and deliver to Apple, on the terms and subject to the conditions set forth herein, substantially all of the tangible and intangible assets used by Seller in the business (the "Business") of providing orthodontic services to patients (the "Acquisition");

            (b) Apple will acquire the stock, or substantially all of the assets, of all or some of the orthodontic practices listed in the accompanying Addendum 1 (each an "Other Founding Company" and, collectively with the Seller, the "Founding Companies") pursuant to agreements that are (i) similar to this Agreement and (ii) entered into among those entities and/or their owners and Apple (collectively, the "Other Agreements"); and

            (c) Apple shall effect a public offering of shares of its common stock and issue and sell those shares.

            The board of directors of Apple and the Seller have approved and adopted this Agreement to effect a transaction pursuant to Section 351 of the Code.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement and not defined below in this Section
1.01 have the respective meanings assigned to them in the Preliminary Statement or Section 1.02 found in the Uniform Provisions.

            "Accounts Receivable" has the meaning specified in Section 2.01.

            "Acquired Assets" has the meaning specified in Section 2.01.

            "Acquisition" has the meaning specified in the Preliminary Statement of this Agreement.

            "Acquisition Consideration" has the meaning specified in Section
      2.04.

            "Agreed Rate" means 8.0% per annum.

            "Agreement" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Addenda, Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

            "Apple" means Apple Orthodontix, Inc., a Delaware corporation.

            "Apple Acquisition Candidate" means any Entity engaged in any of the businesses of providing orthodontic services to patients (i) which was called on by any Owner, Seller, Apple or the Subsidiaries of the Seller or Apple in connection with the possible acquisition by any of them of that Entity or (ii) of which any of them has made an acquisition analysis.

            "Business" has the meaning specified in the Preliminary Statement of this Agreement.

            "Closing" has the meaning specified in Section 7.01.

            "Closing Memorandum" means the form of closing memorandum to be prepared by Apple for the Closing under this Agreement in which are included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in
      Article VII.

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            "Contracts" has the meaning specified in Section 2.01(d).

            "Counsel for Apple" means Jackson & Walker, L.L.P.

            "Counsel for the Seller and the Owners means Cairns, Dworkin, & Chambers, P.C.

            "Current Balance Sheet" means the unaudited balance sheet of the Business as at the Current Balance Sheet Date.

            "Current Balance Sheet Date" means September 30, 1996.

            "Disclosure Statement" means the written statement attached to and made a part of this Agreement in which (a) exceptions are taken to certain of the representations and warranties made by the Seller and the Owner herein, (b) it is confirmed that no exception is taken to that representation and warranty or (c) additional information is provided with respect to a particular provision herein or in the Uniform Provisions.

            "Excluded Assets" has the meaning specified in Section 2.01.

            "Fixed Assets" has the meaning specified in Section 2.01.

            "Founding Companies" has the meaning specified in the Preliminary Statement of this Agreement.

            "Initial Financial Statements" means (a) the consolidated balance sheet of the Seller as at September 30, 1996 and the related consolidated statements of income (operations), cash flows and stockholders' equity for the Seller's nine-month period ended September 30, 1996 and (b) the Current Balance Sheet and the related unaudited consolidated statements of income (operations), cash flows and stockholders' equity for the nine-month period ended on the Current Balance Sheet Date.

            "Inventory" has the meaning specified in Section 2.01.

            "Leases" has the meaning specified in Section 2.01.

            "Orthodontic Entity" means Andrew Girardot, Jr., D.D.S., P.C., a Colorado professional corporation.

            "OSHA" has the meaning specified in Section 2.10.

            "Other Agreements" has the meaning specified in the Preliminary Statement of this Agreement.

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            "Other Founding Company" has the meaning specified in the
      Preliminary Statement of this Agreement.

            "Owner" has the meaning specified in the preamble of this Agreement.

            "Owner Employment Agreement" means the Employment Agreement to be entered into as of the IPO Closing Date between the Orthodontic Entity and each Owner.

            "Purchase and Sales Contracts" has the meaning specified in Section 2.01.

            "Pro Rata Share" means for each Owner (a) if Seller is a corporation, the fraction expressed as a percentage (i) the numerator of which is the number of shares of outstanding Seller Common Stock owned by that Person, as set forth in Section 3.02 of the Disclosure Statement, and
      (ii) the denominator of which is the total number of shares of outstanding Seller Common Stock owned by all Owner, as set forth in Section 3.02 of the Disclosure Statement, or (b) if Seller is a partnership, the fraction expressed as a percentage (i) the numerator of which is the number of partnership interests owned by that person, as set forth in Section 3.02 of the Disclosure Statement, and (ii) the denominator of which is the total number of outstanding partnership interests owned by all Owners, as set forth in Section 3.02 of the Disclosure Statement.

            "Purchaser Representative" means a "purchaser representative" as defined in Securities Act Rule 501(h).

            "Retained Receivables" has the meaning specified in Section 2.07.

            "Restricted Period" has the meaning specified in Section 11.02.

            "Scheduled Agreements" means the agreements described in Section
      4.11 of the Disclosure Statement.

            "Seller" means Andrew Girardot, Jr. D.D.S., P.C.

            "Seller Common Stock" means, if Seller is a corporation, the common stock, no par value per share, of the Seller.

            "Service Agreement" means the Service Agreement to be entered into as of the IPO Closing Date among Apple, the Owners and the Orthodontic Entity.

            "Territory" has the meaning specified in Section 10.01.

            "Threshold Amount" means 2% of the Transaction Value.

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            "Transaction Value" means an amount equal to the Seller's revenues
      (less bad debts) for the 12-month period ended December 31, 1996, multiplied by 1.2.

            "Transfer Taxes" has the meaning specified in Section 11.07.

            "Uniform Provisions" means the Uniform Provisions for the Acquisition of Founding Companies attached hereto as Annex 1.

                                  ARTICLE II

        THE ACQUISITION, CONTRIBUTION AND DELIVERY; OBLIGATIONS ASSUMED

            Section 2.01 ACQUIRED ASSETS AND EXCLUDED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller is transferring, conveying, assigning and delivering to Apple, and Apple is acquiring from Seller, all of the tangible and intangible assets used by the Seller in the Business (whether or not included below), including the following assets, properties and rights of Seller (collectively, the "Acquired Assets"):

            (a) all inventories of finished products, work in process, raw materials, supplies and packing and shipping material (collectively, the "Inventory");

            (b) all accounts receivable of the Seller immediately prior to the IPO Closing Date (the "Accounts Receivable"), except as described in
      Section 2.07;

            (c) all tools, equipment, machinery, dies, furniture, fixtures, store equipment, service equipment, computer equipment and leasehold improvements (the "Fixed Assets");

            (d) all contracts and agreements listed in Section 2.01 of the Disclosure Statement under the heading "Contracts" (the "Contracts");

            (e) all of the Seller's rights accruing from and after the IPO Closing Date to each purchase or sales order or other contract, agreement or commitment for the purchase or sale of Inventory that (i) was entered into in the ordinary course of business and is unfilled as of the IPO Closing Date and (ii) is listed in Section 2.01 of the Disclosure Statement under the heading "Purchase and Sales Contracts" ("Purchase and Sales Contracts");

            (f) all rights of Seller under express or implied warranties, if any, from the suppliers of the Seller, manufacturers or others with respect to the Acquired Assets;

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            (g) all intellectual property, including patents, trademarks, trade names, service marks, franchises, copyrights, blueprints, drawings, computer software and similar items, together with all goodwill associated therewith or with the Business, including, but not limited to, the Seller's logo and all corporate, assumed and other names of the Seller, and all rights of action on account of past, present, and future unauthorized use or infringement thereof;

            (h) the leases of real property listed in Section 2.01 of the Disclosure Statement under the heading "Leases" (the "Leases");

            (i) except as set forth below, deposits and other current assets, a listing of which appears under the heading "Deposits and Current Assets" in Section 2.01 of the Disclosure Statement; and

            (j) all books, operating and financial records, correspondence, files, customer and vendor lists and other data used in or relating to the Business.

Notwithstanding the foregoing, the Acquired Assets shall not include, and Apple will not acquire, any minute books and stock records of the Seller, any advances to employees, the Accounts Receivable specified in Section 2.07, or any other assets listed in Section 2.01 of the Disclosure Statement under the heading "Excluded Assets" (the "Excluded Assets").

            Section 2.02 THE CLOSING. The Closing of the Acquisition will be at 8:00 a.m., eastern daylight or standard time, on the IPO Closing Date.

            Section 2.03 INTENTIONALLY DELETED.

            Section 2.04 ACQUISITION PRICE. The acquisition price being paid by Apple at the Closing for the Acquired Assets (the "Acquisition Consideration") is the amount of cash and the number of whole shares of Apple Common Stock determined as provided in Section 2.04 of the Disclosure Statement.

            Section 2.05 ALLOCATION REPORTING. Apple and Seller agree to report the allocation of the Acquisition Consideration among the Acquired Assets, the Service Agreement and the covenant not to compete contained in Section 10.01 as Apple and Seller shall mutually determine. Apple shall advise Seller of such determination on or before December 31, 1997.

            Section 2.06 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of Apple Common Stock will be issued, and any Owner entitled hereunder to receive a fractional share of Apple Common Stock but for this Section 2.06 will have the cash portion of the Acquisition Consideration hereunder reduced in an amount sufficient to enable the issuance of an additional whole share of Apple Common Stock multiplied by the IPO Price.

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            Section 2.07 ACCOUNTS RECEIVABLE. Seller agrees that on and after the Closing, Apple shall have the right and authority to collect all Accounts Receivable except those specified in Section 2.07 of the Disclosure Statement, and, if necessary, to endorse with the name of the Seller any checks received on account of any such receivables or other items. Seller will transfer to Apple any cash or other property which Seller may receive in respect of such receivables or other items. As set forth in Section 2.07 of the Disclosure Statement, certain Accounts Receivable are being retained by Seller (the "Retained Receivables"), and the balance of the Accounts Receivable are being acquired by Apple.

            Section 2.08 MAIL RECEIVED AFTER CLOSING. Following the Closing, Apple may receive and open all mail addressed to the Seller that Apple believes relates to the Business and, to the extent that such mail and the contents thereof relate to the Business or the Acquired Assets, deal with the contents thereof in its discretion, and to the extent that it does not relate thereto, shall promptly deliver same to Seller.

            Section 2.09 OBLIGATIONS ASSUMED. As part of the consideration for the Acquired Assets, and subject to Section 2.10, Apple shall assume Seller's obligations that accrue after the IPO Closing Date under the Contracts and Purchase and Sale Contracts listed on Section 2.01 of the Disclosure Statement and under the Leases and such other obligations listed in Section 2.09 of the Disclosure Statement, in each case if but only if they are assigned or transferred to Apple.

            Section 2.10 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Other than as specifically set forth in Section 2.09 above, Apple assumes no obligation whatsoever of Seller or any Owner, under or in connection with any contract between Seller or any Owner and any third party or otherwise. Furthermore, except as specifically set forth in Section 2.09 above, Apple expressly disclaims the assumption of any liability of any type whatsoever of Seller or any Owner or in connection with any of Seller's or any Owner's assets or business operations, including without limitation (i) any and all Tax liabilities accruing on or before the Closing in connection with any Acquired Assets or otherwise, (ii) any and all liabilities arising from or under any Environmental Laws, (iii) any and all liabilities in connection with any claim by any Person claiming to have suffered any environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise relating to any Hazardous Substance, (iv) any and all employment or personnel-related liabilities whatsoever of Seller or any Owner, including, but not limited to, any liability under any employment contract, liability for wages or salary, liability for bonuses or commissions, liability for severance (including without limitation as a result of this transaction), Title I, Part 6 of ERISA liability, Occupational Safety and Health Act of 1972, as amended ("OSHA") liability, liability for disabled individuals, workers' compensation liability, ERISA plans, or ERISA plan obligations or liability, Federal Workers Adjustment and Retraining Notification Act liability, sick pay, vacation accruals, or similar matters, any profit sharing plan or any liability thereunder, any pension plan or liability thereunder, any welfare benefit plan or any liability thereunder, or liability for any claims alleging illegal discrimination of any type, (v) any

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indebtedness of Seller or any Owner, and (vi) any liability or obligation
(contingent or otherwise) of Seller or any Owner arising out of any claim, litigation or proceeding threatened or pending on or before the IPO Pricing Date or out of any claim, litigation or proceeding threatened or initiated after the IPO Pricing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the IPO Pricing Date, or any condition caused by any act or omission occurring prior to the IPO Pricing Date, or any product sold or manufactured by the Seller or any Owner or any service provided by Seller or any Owner (including all product liability and warranty claims and product returns with respect thereto).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF EACH OWNER

            Section 3.01 BY EACH OWNER. Each Owner represents and warrants to Apple that, as applied solely to himself, all the following representations and warranties in this Article III are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct as applied solely to himself, and his agreements set forth in that Article hereby are agreed to.

                                   ARTICLE IV

                                     FURTHER
                         REPRESENTATIONS AND WARRANTIES
                                       OF
                            THE SELLER AND THE OWNERS

            Section 4.01 BY THE SELLER AND EACH OWNER. The Seller and each Owner, jointly and severally represent and warrant to, and agree with, Apple that, except as set forth in Section 4.01 of the Disclosure Statement all the following representations and warranties in this Article IV are as of the date of this Agreement, and will be, as amended or supplemented pursuant to Section 6.08, on the date of the Closing and the IPO Closing Date, true and correct:

            (a) the Organization State of each of the Seller and the Seller Subsidiaries is the State of Colorado, and each of the Seller and the Seller Subsidiaries (i) is either (A) a corporation duly organized, validly existing and in good standing, or (B) a partnership duly formed and validly existing, under the laws of that State, (ii) has all requisite corporate or partnership power and authority under those laws and its Charter Documents

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      to own or lease and to operate its properties and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation or partnership in all jurisdictions (other than the State of Colorado) in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

            (b) (i)(A) if Seller is a corporation, the authorized Capital Stock of the Seller is comprised of 1,000 shares of Seller Common Stock, of which 100 shares have been issued and are now outstanding and no shares are held by the Seller as treasury shares or (B) if Seller is a partnership, all of the partnership interests authorized to be issued in the Charter Documents are listed in Schedule 3.02, and (ii) no outstanding Derivative Securities of the Seller exist;

            (c) (i) the terms and conditions of each of the Scheduled Agreements are no less favorable to the Seller than the Seller reasonably could have expected to obtain in an arm's-length transaction with a Person other than an Affiliate of the Seller, (ii) the rentals provided for in the Scheduled Agreements constituting leases do not and will not exceed fair market rentals of the properties being rented or leased under those Scheduled Agreements and (iii) the payments provided to be made in the other Scheduled Agreement do not exceed the fair market value of the services performed;

            (d)   Intentionally Deleted;

            (e) (i) each Owner will be acquiring the shares of Apple Common Stock to be issued pursuant to Section 2.04 to him solely for his account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) each Owner is not a party to any agreement or other arrangement for the disposition of any shares of Apple Common Stock other than this Agreement and the Registration Rights Agreement; (iii) each Owner is either an "accredited investor" as defined in Securities Act Rule 501(a) or, if such Owner is not such an investor, Section 4.01(e) of the Disclosure Statement sets forth the name and address of his Purchaser Representative; (iv) such Owner (A) is able to bear the economic risk of an investment in the Apple Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, and
      (C) either (1) has such knowledge and experience in financial and business matters that such Owner is capable of evaluating the merits and risks of the proposed investment in the Apple Common Stock, or (2) such Owner's Purchaser Representative has had an adequate opportunity to ask questions and receive answers from the officers of Apple concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Apple, the plans for the operations of the business of Apple, the business, operations and financial condition of the Other Founding Companies and any plans of Apple for

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      additional acquisitions or such Owner's Purchaser Representative has asked all questions of the nature described in the immediately preceding clause, and all those questions have been answered to his satisfaction and the satisfaction of his Purchaser Representative;

            (f)   Intentionally Deleted; and

            (g) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article hereby are agreed to.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF APPLE

            Section 5.01 BY APPLE. Apple represents and warrants to the Seller and each Owner that all the following representations and warranties in this
Article V are as of the date of this Agreement, and will be on the date of the Closing and the IPO Closing Date, true and correct: the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                  ARTICLE VI

                  COVENANTS EXTENDING TO THE IPO CLOSING DATE

            Section 6.01 OF EACH PARTY. Until the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE VII

            THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

            Section 7.01 THE CLOSING AND CERTAIN CONDITIONS. (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Acquisition and satisfy the document delivery requirements to which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The Closing will take place at the offices of Jackson & Walker, L.L.P., 42nd Floor, 1100 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as Apple shall specify by written notice to Robert
J. Syverson. The actions taken at the Closing

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will not include the completion of either the Acquisition or the delivery of a bill of sale or the Acquisition Consideration pursuant to Section 2.04. Instead, on the IPO Closing Date, all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of a bill of sale in exchange for the Acquisition Consideration (including a certified check or checks in an amount equal to the cash portion of the Acquisition Consideration) will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01(b)(i).

                  (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND EACH OWNER. The obligations of the Seller and each Owner, with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by such Seller and such Owner pursuant to Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Seller and each Owner with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of all the conditions set forth in Section 7.02(b) and 7.03.

                  (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF APPLE. The obligations of Apple with respect to actions to be taken at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of the following conditions: (i) the Seller shall have delivered to Apple copies of the articles of formation, each as amended to the date of the Closing and certified by the Secretary of State of the State of Colorado as of a Current Date, of the Seller and each Seller Subsidiary; and (ii) any of the conditions set forth herein.

                  (d) The obligations of Apple with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date, or waiver by Apple pursuant to Section 11.05, of the following conditions: (i) each Owner Employment Agreement and the Service Agreement in substantially the form attached hereto as Exhibit 7.01(d), then shall be in full force and effect; (ii) any of the conditions set forth herein; and (iii) delivery to Apple of a bill of sale and deeds, assignments and any other necessary instruments, satisfactory in form and content and approved prior to Closing by Apple, conveying all the Purchased Assets to Apple;

                  (e) The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.

                                 ARTICLE VIII

                   COVENANTS FOLLOWING THE IPO CLOSING DATE

            Section 8.01 OF EACH PARTY OTHER THAN THE SELLER. From and after the IPO Closing Date, subject to the waiver provisions of Section 11.05, each party hereto (other than the Seller) will comply with each covenant for which provision is made in Article VIII of the

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Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE IX

                                INDEMNIFICATION

            Section 9.01 INDEMNIFICATION RIGHTS AND OBLIGATIONS. The text of
Article IX of the Uniform Provisions hereby is incorporated herein by this reference. For purposes of Section 9.07(a), the Pro Rata Shares of the Transaction Value is 100% for Andrew Girardot, Jr., D.D.S.

                                   ARTICLE X

                          LIMITATIONS ON COMPETITION

            Section 10.01 PROHIBITED ACTIVITIES. Seller and each Owner agree, severally and not jointly with any other Person, that he will not, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

            (a) directly or indirectly establish, operate or provide orthodontist services at any orthodontic office, clinic or other facility providing services similar to those provided by the Orthodontic Entity or engage or participate in or finance any business which engages in direct competition with the business being conducted by Apple, in either case, anywhere within a radius of 25 miles of each location in which any of the Seller or the Seller Subsidiaries was engaged in business on the date hereof or immediately prior to the IPO Closing Date (those locations collectively being the "Territory");

            (b) call on any natural person who is at that time employed by the Seller, any Seller Subsidiary or Apple with the purpose or intent of attracting that person from the employ of the Seller, any Seller Subsidiary or Apple, provided that each Owner may call on and hire any of his Immediate Family Members;

            (c) call on any Person that at that time is a customer of the Seller, any Seller Subsidiary or Apple within the Territory, (i) for the purpose of soliciting or selling any product or service in competition with the Seller, any Seller Subsidiary or Apple within the Territory and
      (ii) with the knowledge of that customer relationship; or

            (d) call on any Apple Acquisition Candidate, with the knowledge of that Person's status as an Apple Acquisition Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than Apple.

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Notwithstanding the foregoing, Seller or any Owner may own and hold as a passive investment up to 1% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is listed on the New York Stock Exchange or included in the Nasdaq National Market. For purposes hereof and the respective Tax reporting positions of the parties hereto, each party hereto agrees that the percentage of the cash portion of the Acquisition Consideration to be received by each Owner pursuant to Section 2.04 which equals 1% of that Partner's Pro
Rata Share of the Transaction Value will represent, and be received as, consideration for that Owner's agreement to observe the covenants in this
Section 10.01.

            Section 10.02 DAMAGES. Because of the difficulty of measuring economic losses to Apple as a result of any breach by an Owner of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to Apple for which it would have no other adequate remedy, each Owner agrees that Apple may enforce the provisions of Section 10.01 by injunctions and restraining orders against such Owner if he breaches any of those provisions.

            Section 10.03 REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Owners in light of the activities and business of Apple on the date hereof, the current business plans of Apple and the investment by each Owner in Apple as a result of the Acquisition.

            Section 10.04 SEVERABILITY; REFORMATION. The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Owner, the parties hereto, including that Owner, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Owner and any other Owner similarly situated.

            Section 10.05 [INTENTIONALLY DELETED].

            Section 10.06 MATERIALITY. The Seller and each Owner, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.

                                  ARTICLE XI

                              GENERAL PROVISIONS

            Section 11.01 TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section
11.15 of the Uniform

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
Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

            Section 11.02 RESTRICTIONS ON TRANSFER OF APPLE COMMON STOCK. (a) During the two-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") (or if the two-year "holding" period for restricted securities under Rule 144 under the Securities Act is reduced by the SEC, the Restricted Period will be correspondingly reduced), each Owner will not voluntarily, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Apple Common Stock received in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Apple Common Stock, in whole or in part, and Apple will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Apple Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Apple Common Stock acquired pursuant to Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.02 shall not restrict any transfer of Apple Common Stock acquired by Owner pursuant to
Section 2.04 to any of that Owner's Related Persons or employees who agree in writing to be bound by the provisions of Section 11.01 and this Section 11.02. The certificates evidencing the Apple Common Stock delivered to each Owner pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as Apple may deem necessary or appropriate:

      EXCEPT PURSUANT TO THE TERMS OF THE CONTRIBUTION AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON __________ DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE (THE "RESTRICTED PERIOD") (OR IF THE TWO YEAR "HOLDING" PERIOD FOR RESTRICTED SECURITIES UNDER RULE 144 UNDER THE SECURITIES ACT OF 1933 IS REDUCED BY THE SECURITIES AND EXCHANGE COMMISSION, THE RESTRICTED PERIOD WILL BE CORRESPONDINGLY REDUCED). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE

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      THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER
      AGENT) AFTER THE DATE SPECIFIED ABOVE.

            (b) Each Owner (i) acknowledges that the shares of Apple Common Stock to be delivered to Seller pursuant to Section 2.04 have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold without compliance with the Securities Act and (ii) covenants that none of the shares of Apple Common Stock issued to Seller pursuant to
      Section 2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

      THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

In addition, certificates evidencing shares of Apple Common Stock issued pursuant to Section 2.04 to each Owner will bear any legend required by the securities or blue sky laws of the state in which that Owner resides.

            Section 11.03 BROKERS AND AGENTS. Except as disclosed in the Private Placement Memorandum or in Section 11.03 of the Disclosure Statement, each Owner represents and warrants to Apple that such Owner has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify Apple against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by such Owner.

            Section 11.04 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES . This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Apple, and the heirs and legal representatives of the Seller. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided expressly herein.

            Section 11.05 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among each Owner, the Seller and Apple and supersede all prior agreements and understandings, both

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written and oral, relating to the subject matter of this Agreement. This
Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Seller and Apple; provided, however, that no such amendment, modification, supplement or waiver will be effective unless it is signed by each Owner affected thereby to the extent that it (a) changes the several nature of that Owner's representations and warranties (to the extent they are not already joint and several as provided in Sections 4.01 and 11.03),
(b) waives the consummation of the IPO as a condition to consummation of the Acquisition or (c) amends or waives this sentence. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

            Section 11.06 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

            Section 11.07 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) Apple and the Seller, respectively, will each pay their, and their Representatives' fees, expenses and disbursements incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Apple under this Agreement, including the costs of preparing the Registration Statement, and (b) the Seller will pay all sales, use, transfer and other similar Taxes and fees (collectively, "Transfer Taxes") incurred by the Seller or Apple in connection with the transactions contemplated hereby, and the fees, expenses and disbursements of Counsel for the Seller and each Owner incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date; provided, however, if the Seller terminates this Agreement otherwise than as permitted by Article XII, the Seller will, no later than 10 Houston, Texas business days after Apple makes a written request therefor, reimburse Apple in the amount equal to the lesser of (i) the aggregate fees, costs and other expenses invoiced to Apple by Arthur Andersen LLP in connection with its audit of the Seller's financial statements at December 31, 1996 and for the 12-month period then ended or (ii) $50,000; provided further, however, that neither the Seller nor any Owner shall be required to reimburse Apple for such amount in the event such termination follows the death of an Owner. The Seller will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, Seller will pay all Taxes due upon receipt of the consideration payable to Seller pursuant to Article II.

            Section 11.08 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at

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
the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            (i)   if to Apple, addressed to it at:

                  Apple Orthodontix, Inc.
                  One West Loop South
                  Suite 100
                  Houston, Texas  77027
                  Attn.: Robert J. Syverson, President

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                  Jackson & Walker, L.L.P.
                  1100 Louisiana, Suite 4200
                  Houston, Texas  77002
                  Attn: Richard S. Roth, Esq.;

            (ii) if to an Owner, addressed to them at their address set forth in
      Section 2.04 of the Disclosure Statement; and

            (iii) if to the Seller, addressed to it at:

                        4380 So. Syracuse St., #501
                        Denver, CO 80237
                        Attn:  Andrew Girardot, D.D.S.

      with copies (which shall not constitute notice for purposes of this Agreement) to:

                        Cairns, Dworkin & Chambers, P.C.
                        3900 E. Mexico Avenue, Suite 1300
                        Denver, CO 80210
                        Attn: Gary Benson

            Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

            Section 11.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any

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such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

            Section 11.11 TIME. Time is of the essence in the performance of this Agreement in all respects.

            Section 11.12 REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            Section 11.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

            Section 11.14 RESPECTING THE IPO. The Seller acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all;
(b) neither Apple or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Seller, each Owner or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that Apple will use its reasonable best efforts to cause the Registration Statement to become effective prior to December 31, 1997) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Seller and each Owner to enter into this Agreement has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to Apple or the IPO. The Underwriter shall have no obligation to Seller or with respect to any disclosure contained in the Registration Statement.

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                                  ARTICLE XII

                                  TERMINATION

            Section 12.01 TERMINATION OF THIS AGREEMENT. (a) This Agreement may be terminated at any time prior to the Closing solely:

            (i)   by the mutual written consent of Apple and the Seller;

            (ii) by the Seller, on the one hand, or by Apple, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1997, unless the failure of such transactions to be consummated results from the willful failure of the party seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date; or

            (iii) by the Seller, on the one hand, or by Apple, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein.

            (b) This Agreement may be terminated after the Closing solely:

            (i) by Apple or the Seller if the Underwriting Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

            (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

            (c) If this Agreement is terminated pursuant to this Section 12.01, the Acquisition will be deemed for all purposes to have been abandoned and of no force or effect.

            Section 12.02 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section
11.07 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

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
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              APPLE ORTHODONTIX, INC.

                              By: /s/ Michael W. Harlan
                                  Printed Name: Michael W. Harlan
                                  Title: Vice President and Chief Financial
                                         Officer

                              SELLER: ANDREW GIRARDOT, JR., D.D.S., P.C.

                              By: /s/ Andrew Girardot, Jr., D.D.S.
                                  Printed Name:  Andrew Girardot, Jr., D.D.S.
                                  Title:  President

                              OWNERS: ANDREW GIRARDOT, JR., D.D.S.

                              By: /s/ Andrew Girardot, Jr., D.D.S.
                                  Printed Name:  Andrew Girardot, Jr., D.D.S.
                                  Title: Sole Shareholder

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